Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.
Matt Osberg – Senior Vice President - Corporate Finance, Helen of Troy Ltd.

Other Participants
Bob J. Labick –  Analyst, CJS Securities, Inc.
Rupesh Parikh –  Analyst, Oppenheimer & Co., Inc.
Anthony C. Lebiedzinski – Analyst, Sidoti & Company LLC
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Helen of Troy First Quarter 2022 Earnings Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce Jack Jancin, Senior Vice President, Corporate Business Development. Thank you. You may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy’s first quarter fiscal 2022 earnings conference call. The agenda for the call this morning is as follows. I’ll begin with a brief discussion of forwardlooking statements. Mr. Julien Mininberg, the company’s CEO, will comment on financial performance of the quarter and specific progress on our strategic initiatives. Then Mr. Brian Grass, the company’s CFO; and Matt Osberg, the company’s Senior Vice President of Corporate Finance, will review the financials in more detail and comment on the company’s outlook for fiscal 2022. Following this, Mr. Mininberg, Mr. Grass, and Mr. Osberg will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today’s earnings release has been posted to the Investor Relations section of the company’s website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage, and then the Press Releases tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, everyone, and thank you for joining us. We have a lot of areas to cover this morning. Before talking about the excellent quarter, the many strengths across the business, and the outlook for the full fiscal year that we introduced today, I would like to update you on the EPA matter in our press release. I will finish my remarks with some important updates about our organization.

The EPA raised concerns that packaging claims on certain products in our US water and air filtration lines and a limited subset of our humidifier products are not in compliance with the EPA’s strict interpretation of specific regulations. We have already addressed their concerns on the water filtration products by making modest changes to our packaging and have resumed shipping our PUR products. We strongly believe we can likewise address the EPA’s concerns on air and humidification packaging. After which, we will work as quickly as operationally possible to restart shipments on those as well.

It is important to emphasize that the EPA has not raised any concerns on product quality, safety, or performance. These are outstanding products that have served consumers well over several decadesW with plenty of first-rate innovation along the way.

Health & Home sales were not impacted in the first quarter, but we expect a significant headwind in the second quarter while we resolve the remaining concerns on the packaging for the air products and the affected humidifiers. Since the stop ship, we have been working closely with the EPA and continue to emphasize speed.

Our people are working around the clock to minimize the impact to consumers, to retailers, and to our business.

Now, turning to the first quarter business results. As we discussed when we last reported in April, we were seeing a very strong first quarter taking shape. The results reported today were even stronger than we expected with 28.6% sales growth and 37.5% growth in adjusted earnings per share. The sales growth was broad-based with Beauty and Housewares leading the way as re-openings drove store traffic, and our brands continued to distinguish themselves with consumers.

Health & Home also grew, surpassing the very large COVID-related first quarter base laid down a year ago. Our strategy to double down on international continued to bear fruit from prior flywheel investments, growing sales even faster than the fleet average in the quarter. The outstanding earnings per share growth was driven primarily by very strong sales, which was more than enough to offset a return to more normalized spending and the headwinds from widespread inflation affecting nearly all input costs, including materials, labor, and transportation.

Operating margins expanded in the quarter, further benefiting from the resurgence of our two highest margin brands, Drybar and Hydro Flask. The quarter also demonstrated the importance of our Leadership Brands and our omni-channel capabilities. Leadership Brands sales grew by approximately 23%; and Revlon, which is our largest up-and-coming nonLeadership Brand, grew even faster. Our ability to win across channels was once again on display as consumers coming out of lockdown rebalanced between brick-and-mortar and online. Fueled by pent-up demand and stimulus money, consumers are returning to stores as restrictions lift. Our brick-and-mortar sales increased significantly compared to the same period last year when the majority of stores and salons were closed. Brickand-mortar’s resurgence in the quarter made it a higher-than-usual percentage of our sales mix. Our online sales growth moderated as expected, increasing approximately 4%, representing approximately 22% of consolidated sales.

By way of comparison, online sales in the first quarter of last year grew 33% and represented approximately 28% of consolidated revenue, which notably was double the average for the total US e-commerce industry. With the even greater comfort and convenience of online shopping many consumers experienced in the lockdown era likely to remain sticky for years to come, we continue to invest in online capability and in direct-to-consumer as important growth channels.

On the capital side, we continued to take steps intended to drive long-term value for shareholders with four major actions so far this fiscal year.

The first was divesting the majority of our mass market Personal Care business as announced in early June. The transaction was strategic as it sharpens our focus on stated objectives of growing our Leadership Brands and expanding consolidated operating margin. We can now deploy resources that historically have gone towards our Personal Care business to opportunities that better fit our long-term growth objectives, have more attractive growth prospects, and are expected to have a better ROI. The divestiture also allows our sales and profit growth rates to accelerate by eliminating the drag of the Personal Care business.

The second action was finalizing a land purchase in Galloway, Tennessee to build a state-of-the-art distribution center, which will have high levels of automation and scalable direct-to-consumer capability. This new 2 millionsquare-foot facility will support our Housewares portfolio, allow us to capture even higher levels of efficiency in the back half of Phase II as we re-optimize how we use the rest of our distribution footprint across the company, and it will position us to better support future organic and inorganic growth.

The third action was adding further value to shareholders by repurchasing just under 2% of our stock.

The fourth action was securing more inventory ahead of the bulk of the cost increases currently seen in the market. This has multiple benefits. It is an important component of our cost mitigation plans in the face of higher supply chain costs. It also positions us well to continue to meet demand and better manage the current period of global supply chain disruption.

Taking on more inventory ahead of our seasonal high volume periods provides more certainty in the face of container shortages, shipping delays, and COVID outbreaks at several key ports. It also makes good use of our pre-negotiated sea freight contracts at rates considerably lower than what would be paid in the current spot market.

As you are no doubt aware from many other sources, the supply chain disruptions and higher costs for commodities and labor have caused substantial challenges to profitability in nearly all industries.

I’m very proud of how our supply chain, our business units, and our finance teams worked together to attack this surge in costs over the past several months and implement a set of mitigation plans that largely offset the estimated dollar impact.

Beyond the inventory and the pre-negotiated sea freight container rates I mentioned, we have reduced or delayed our spending plans in several areas, and we are implementing price increases. Those price increases have been carefully designed to protect our market shares by managing key consumer price points. An additional mitigation measure has been to introduce new products at higher price points that elevate the benefits of our brands so they can deliver for consumers and can sweeten our mix.

I would now like to touch on our business segment results for the first quarter. Beauty led the way with exceptional sales growth at just under 79%. All four of our major Beauty brands grew substantially.

The key drivers were significant improvements in supply to meet continued high demand for current products such as Volumizers and Wavers and the successful launch of new innovations such as the Drybar Reserve line. We also earned new distribution in the US club channel and expanded distribution in Europe and Latin America. While stores and salon shutdowns and homebound consumers a year ago made the comparison easier this quarter, we note that our Beauty segment grew 5% in the year-ago comparison period. Beauty operating margin improved markedly behind mix improvements, operating leverage, and the benefits of our amended Revlon trademark license.

Our pioneering family of One-Step volumizers continued to grow across Revlon, Hot Tools, Bed Head, and now also on Drybar. Communication across more and more social media platforms is helping expand popularity with consumers and help to build the franchise. One-Step has now accumulated more than 300,000 online reviews at an average of 4.6 stars on Amazon alone, with 80% of them at 5 stars. We continue to see opportunities for further household penetration and market share upside in the US. We also see more upside as we further expand our presence in EMEA, in Canada, and in Latin America.

Drybar was a substantial contributor to the growth and margin improvement as stores and salons reopened, and social gatherings resumed, and as we launched more of the innovative new products we have invested in over the 18 months since acquisition. Combining our scale, distribution reach, and strategic focus on beauty appliance with Drybar’s prestige positioning is very powerful. Examples in recent months include the Single Shot appliance on Drybar, the high-end Drybar Reserve Ultralight Dryer, and the Liquid Glass product line.

Now that we have a good, better, and best beauty appliance portfolio, we are leaning into our momentum through a robust pipeline of new consumer-centric innovation, new marketing programs, and even stronger organization and further new distribution.

In our Housewares segment, first quarter sales surged by approximately 38%. Our Housewares segment is a diversified mix of OXO that excels indoors and Hydro Flask with its compelling indoor and outdoor lineup. Both brands grew in the quarter and both increased market share in their categories.

OXO saw an upturn at key brick-and-mortar retailers and solid point-of-sale results, reflecting improved store traffic and new distribution, both domestically and internationally. New product introductions contributed to growth and reach as retailers and consumers responded well to the new launches. OXO Good Grips, SoftWorks, OXO Tot, and OXO Steel all made healthy contributions to the quarterly growth. OXO’s market share growth was broad-based, gaining ground across all of the categories we track. OXO’s share gains across the past 3, 6, and 12 months reinforce our belief that the trends seen with younger consumers and new households buying more OXO items are sticky. We also expect to capitalize on the expected surge in weddings that were postponed during COVID.

Hydro Flask continues to be very strong, growing both domestically and internationally in the quarter. We are focused on building it into a global brand with an industry-leading sustainability and environmentally forward profile that contribute to the authenticity consumers adore. Domestically, we saw a broad improvement in brickand-mortar across the outdoor, grocery, and sporting goods segments. Internationally, Hydro (sic) [Hydro Flask] grew even faster.

Canada was a growth leader, while EMEA, the Asia-Pacific, and Latin America also experienced significant growth as we further build out Hydro Flask distribution footprint. We are seeing healthy domestic point-of-sale returns, as well as inventory replenishment orders corresponding to the strong sell-through rate for those customers where we have visibility.

Hydro Flask grew its market share considerably during the quarter. It continues to lead the US insulated water bottle category by well more than double the share of its nearest competitor. New Hydro Flask items that go beyond the bottle began shipping and contributed to the quarter, including the Outdoor

Kitchen Collection, Hydration Hip Pack, and Dry Storage. The brand also fed the excitement on the bottle side to attract new consumers and encourage loyal Hydro Flask users to add just one or even two more to their collection by launching new colors and designs in its Trail Series.

Health & Home delivered sales growth of just over 2%, climbing over the especially strong 29% growth in the year-ago comparison period. The growth this quarter came from a continued high-level of demand for air purifiers. Thermometer sales were essentially flat despite the elevated year-over-year base. In Europe, our biggest thermometer market, sales in the quarter remained high as the vaccination rates are below that of the United States; and data suggests those rates will peak at lower levels.

Looking at channels and new products, the business saw an upturn at key brick-and-mortar retailers this quarter with improved store traffic and new distribution, both domestically and internationally. Current and new product introductions contributed to the growth as prior investments in innovation in fans, in blood pressure monitors, in Honeywell’s True HEPA Air Purifiers, and in the new Vicks non contact thermometers were favorably received by retailers and by consumers.

Given the tailwind from COVID in Health & Home’s year-ago base, we believe it is instructive to look at the first quarter and full fiscal year on a two-year stack. That would imply sales are up over 30% versus two years ago and a clear indication of the higher installed base of products that use our high-margin replacement filters such as Vicks and Honeywell humidifiers, PUR water filtration pitchers and PUR faucet mounts, and on Honeywell air filtration devices. While the threat of COVID itself may be receding in much of the world, we believe the heightened levels of overall awareness regarding the need and the importance for cleaner air and water will remain sticky in homes, in workplaces, businesses, hotels, and institutions. This is also expected to be a significant factor for schools and universities as they reopen this fall.

Important to keep in mind that Health & Home operates across a diverse set of categories. As an example, the heat wave seen in some parts of the United States and Europe this summer have been accelerating recent fan sales. Demand has also been elevated for air filtration devices as severe drought conditions in much of the Western United States increased the risk of wildfire. Our ability to serve that demand will depend on how quickly we can resume shipments of our air filtration products.

Rounding out the business results, I would like to touch on international. Doubling Down on International is an important strategic choice in our Phase II strategy. Despite stay-at-home orders in many markets, our international business grew faster than the company in the quarter. We grew in all three business segments, with Housewares and Beauty leading the way. The international business continues to benefit from the stepped-up investments we made in the second half of fiscal 2021 that supported new distribution in Continental Europe, added further support to our UK businesses, and increased awareness of Braun no-touch thermometers in Asia.

As we now start our third year of Phase II, we remain ahead of the glide path for international growth that we announced at our 2019 Investor Day to create at least $100 million of incremental organic sales outside of the United States by the end of Phase II. With the operating margin improvements we have made in the international markets so far in Phase II, we can continue making new investments with attractive ROIs to accelerate growth outside of the US.

Looking ahead, we are now in a position to provide our outlook for fiscal 2022, which Matt will walk you through shortly.

As expected, our Housewares and Beauty segments are each projecting healthy growth in revenue and profitability on top of the elevated base they laid down last year. We expect to use this revenue growth and the plans to mitigate the cost inflation discussed earlier to feed the reinvestment flywheel for these segments, to help sustain their momentum and to expand their margins for the full fiscal year. Our projection in Health & Home includes the estimated impact related to the EPA matter. As mentioned earlier, we are working with all speed on that front.

I do want to emphasize that excluding the impact of the EPA matter, we were on track to achieve growth in both core net sales and core adjusted earnings per share this fiscal year in line with the thinking we communicated in April. I would also like to note that we have faced tough times before. In the past three years alone, tariffs, COVID-19, and the current environment of cost inflation and of supply chain disruption have been major challenges. In each case, our high-performance organization has stayed relentlessly focused on problem-solving. They have worked together to protect our business and brands, and we have stayed the course to deliver compelling multiyear results.

Looking at the longer term, we remain committed to our Phase II Transformation Plan. It has delivered excellent results, and we believe it still has considerable opportunity to drive the sales and profitability growth that can create significant additional long-term shareholder value. We expect to return to our Phase II average annual organic revenue and adjusted EPS growth targets in fiscal 2023 and in fiscal 2024, and we remain actively focused on acquisition opportunities as a major part of the Transformation Plan that can further accelerate longterm value creation.

Turning now to other matters, many of you have told us you are highly interested in hearing more about ESG at Helen of Troy. I am pleased to announce that last month, we published our first ever ESG report. It is available on our corporate website. As discussed in the past, we see ESG as a strategic priority for our company’s sustained success. In fiscal 2019, we began to embed into the broader Phase II Strategic Transformation Plan that drives all we do at Helen of Troy. We believe this approach best allows us to make a difference in our business, brands, and organization; and closely reflects our purpose: to Elevate Lives and Soar Together.

We also believe that the integrated approach to ESG within our overall Transformation Plan best serves all our key stakeholders. We are pleased that our ESG efforts and the new disclosures in the report are being acknowledged externally. Just one example is Institutional Shareholder Services. Our ISS environmental score improved significantly over the past year, now placing us in the top 30% of firms they compare us to; our social score is now in the top 20%; and our governance score has consistently remained in the top 10% for the past several years. While we still have many miles to go, we are very proud of the progress we have made so far.

Before finishing my remarks, I would like to update you on a few key areas, including how we are handling back to office, how we are further rewarding and motivating our people, and on CFO succession.

Starting with back to the office, the many Helen of Troy associates who have been working from home since last April will begin operating under a new hybrid model beginning in September. Our goal is to utilize the learnings from the past year that have had a positive impact on productivity and wellness for some associates, and also address gaps seen during the 100% work-from-home era. We will continue to focus on safety, on honoring the principles that make our culture so powerful, and on advancing our strategy which is to attract, retain, unify, include, and train the best people.

With the safety of our people as our first priority, early last quarter, Helen of Troy rolled out cash payments and additional vacation time to incentivize vaccination. So far, over 70% of our worldwide associates are now fully vaccinated. In the United States, that percentage is higher, and several of our largest sites are approaching 90%.

The main feature of the 2 + 3 hybrid model are optional work-from-home on Mondays and Tuesdays and mandatory work-from-office Wednesdays through Fridays. Having all associates scheduled for the same workfrom-home and office days worldwide avoids the productivity drag from mismatched individual remote days and ensures collaboration, which is so important to how we work. Frontline essential workers will continue to work in sites such as distribution centers and test labs in-person all five days.

With regard to further rewarding and motivating our people, I am very pleased to announce that in May, we awarded associates worldwide with a grant of 30 shares of Helen of Troy stock that vest over the remaining three years of Phase II. We call these awards transformation shares as they are designed to recognize the tremendous success so far in Phase II and provide motivation to execute the initiatives that will drive the back half of Phase II with excellence. The Phase II transformation share grant was made to associates at all levels and all tenures. We made a similar grant toward the end of Phase I and saw its power to help unify our people to further recognize their hard work and to provide a currency that aligns them even further with the interest of our long-term shareholders.

On CFO succession, I would like to share some news on our progress since Brian’s previous announcement that he plans to retire on November 1. I am very pleased to announce that effective November 1, Matt Osberg will be appointed CFO of Helen of Troy. Most of you have had exposure to Matt over the past year. He has done an outstanding job over five years in his role as Senior Vice President of Corporate Finance and has distinguished himself as an important contributor to many of the results during both Phase I and Phase II. Matt has been the primary architect of the transformation of the Finance Department into an even more capable global shared services team.

He has upgraded the team and brought them together under our strategic plan. He was central to the culture work we undertook several years ago, and has earned a reputation as a constructive collaborator. Matt has also been a central driver of system and process improvements as we standardized and simplified to drive efficiency through the transformation into a much larger, much more profitable, and much more global company as we are today.

Over the past year or so, he has been working extremely closely with me and our global leadership team as we build and execute Phase II. He has been battle-tested many times as we work through major challenges, such as tariffs, the recent input cost inflation, structuring the build-out of our DTC business, and developing better reporting for international. He has led the budget, forecasting, and strategic review processes that are now part of the basic fabric of the company. He brings significant public accounting and international experience at major firms such as Ernst & Young and Best Buy before joining Helen of Troy. He is ready to take on the CFO role with my strong support and with the unanimous backing of our board.

Brian will remain CFO until November and will be instrumental in the rest of the transition. We will celebrate Brian much more when his retirement gets closer. Meanwhile, I hope you will join me in congratulating Matt and in thanking Brian for his excellent work across all aspects of Helen of Troy for over 15 years.

With that, I will now turn the call over to both of them, starting with Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. I’d like to make some high-level comments before handing it over to Matt Osberg who will review the first quarter’s results and our outlook for the full fiscal year 2022 in more detail.

It was an excellent quarter with consolidated sales growth of almost 29% on a base that grew almost 12% in the same period last year. Our first quarter growth benefited from robust consumer demand for our products, brickand-mortar strength, international expansion, healthy levels of supply, the shift in timing of Amazon Prime Day, and shipments that spilled into the first quarter due to Winter Storm Uri at the end of the fourth quarter.

First quarter sales growth also benefited from incremental investments made in the fourth quarter of fiscal 2021. By accelerating the investments into the prior year, we were also able to drive greater profitability in the first quarter of this year. We expanded adjusted operating margin by 60 basis points and increased adjusted diluted EPS by over 37% on a base that grew almost 23% in the same period last year and included significant temporary cost reductions due to COVID-19.

The first quarter was not without its challenges, especially the unprecedented global supply chain disruption and inflationary cost pressures. Although the EPA matter presents another challenge to overcome, we’ve made considerable progress towards this being a transitory event and resuming our Phase II growth trajectory.

We are pleased to initiate our fiscal 2022 full-year outlook after deferring last quarter to allow supply chain and cost inflation trends to more fully develop. Prior to the EPA stop shipment action we initiated on May 27, we were in a position to provide a fiscal 2022 outlook with core net sales and adjusted diluted EPS growth off of the highly elevated base of fiscal 2021 despite approximately $55 million to $60 million of estimated inflationary cost increases. Quite an accomplishment in light of the circumstances with only the estimated impact of the EPA matter holding us back from core net sales and adjusted EPS growth. We believe this is an indication of the underlying strength of our business and the power of our diversified portfolio.

Finally, with Julien’s announcement today regarding Matt’s succession into the CFO role upon my retirement on November 1, I’d like to take a moment to congratulate Matt and express my gratitude for all that he has done to support me and the company over the last five years. His promotion into the CFO position is well-deserved, and the company couldn’t be in better hands. Matt, I’m really proud of you and I'm thrilled for you and your family.

And with that, I’m going to hand it over to you to take us through the first quarter and fiscal 2022 outlook in more detail.

Matt Osberg, Senior Vice President of Corporate Finance, Helen of Troy Ltd.
Thank you, Brian. I appreciate the kind words and the tremendous support that you and many others in the organization have given me along the way. You're leaving very big shoes to fill in November, and I'm looking forward to the opportunity to continue to build on your success. I also want to thank Julien and the board of directors for entrusting me with this leadership role and the financial stewardship of the company. I'm excited to be part of the global leadership team that will help the company continue its successful progress through Phase II and beyond.

Before reviewing our results and outlook, I’d like to give a little more color on the EPA matter that impacted our GAAP gross profit, operating income, and diluted EPS during the quarter.

The stop shipment action did not have a material impact on our first quarter sales. However, we recorded a $13.1 million charge to write off the obsolete packaging for the impacted products in inventory on-hand and in-transit as of the end of the first quarter of fiscal 2022. The charge was recognized in cost of goods sold and is referred to in the earnings release as EPA compliance costs. We are implementing a number of cost control measures in the Health & Home segment to offset a portion of the impact from the anticipated revenue decline. Later in my remarks regarding our fiscal 2022 outlook, I will expand on how we estimate this matter will impact the rest of the fiscal year.

Now, turning to our first quarter results.

Consolidated organic sales growth of 27.3% was driven by our Beauty and Housewares segment. Our sales benefited from higher consolidated brick-and-mortar sales due to the favorable comparative impact of store closures and reduced store traffic in the prior-year period, an increase in international sales, higher sales in the club and closeout channels, growth in online sales, and the favorable impact of approximately $15 million from orders that were not able to be shipped at the end of the fourth quarter of fiscal 2021 due to Winter Storm Uri. The impact of these orders was roughly spread evenly across each of the segments.

Gross profit margin declined 1.8 percentage points in the first quarter primarily due to higher inbound freight expense and EPA compliance costs. These items were partially offset by a more favorable product mix within the Beauty segment.

Our SG&A ratio decreased 0.2 percentage points to 28.8% as we benefited from operating leverage on higher sales, reduced royalty expense, lower amortization, and a decrease in bad debt expense. These items were partially offset by the unfavorable impact of more normalized levels of personnel and advertising expenses compared to the first quarter of fiscal 2021 when levels of spending in these areas were restricted due to temporary COVID-related cost reduction initiatives.

GAAP operating income was $64.8 million or 12% of net sales. On an adjusted basis, operating margin improved 60 basis points to 17.5%. This increase primarily reflects a more favorable product mix in the Beauty segment, operating leverage, reduced royalty expense, and a decrease in bad debt expense. These factors were partially offset by higher inbound freight expense and less favorable channel mix in the Housewares segment and higher personnel and advertising expenses.

Income tax expense as a percentage of income before tax was 8% compared to an income tax benefit of 13% for the same period last year primarily due to the benefit of the CARES Act in fiscal 2021. Net income was $57 million or $2.31 per diluted share. Non-GAAP adjusted diluted EPS increased 37.5% to $3.48. This includes a positive impact from Winter Storm Uri of approximately $0.20 per share.

Now moving on to our financial position and liquidity.

Net cash used by operating activities was $63.4 million compared to cash provided by operations of $92.8 million in the prior year. The change in cash flow was primarily due to continued investment in inventory to help mitigate supply chain disruptions and the timing of working capital changes. We received proceeds related to the sale of our Personal Care business of $44.7 million at the beginning of the second quarter, and we intend to use the net cash proceeds to pay down debt or make capital expenditures.

Total short- and long-term debt was $511 million compared to $324.9 million. This is a sequential increase from the $343.6 million at the end of the fourth quarter. Our leverage ratio as defined in our debt agreements was 1.4 times compared to 1.1 times at the same time last year and 1.0 times at the end of the fourth quarter. Our net leverage ratio, which nets our cash and cash equivalents with our outstanding debt, was 1.3 times at the end of the first quarter compared to 0.9 times at the end of the fourth quarter.

Now, turning to our full-year outlook for fiscal 2022. Due to the sale of the majority of the Personal Care business during the second quarter of fiscal 2022 and the expected continued classification of the remaining Latin America and Caribbean Personal Care business as noncore for fiscal 2022, the outlook we are providing is on both a consolidated and core business basis. We believe the core outlook provides the best comparability between historical and future periods, and I will therefore focus on core in my following remarks.

Our outlook includes the current estimated impact of the duration of the EPA-related stop shipment action previously discussed, which is based on the estimated timing of approval and implementation of our compliance plan. Our outlook includes an estimated unfavorable sales revenue impact of $110 million to $135 million and an unfavorable adjusted diluted EPS impact of $0.70 to $1.00 related to the expected lost sales volume and earnings due to the EPA matter.

The adjusted diluted EPS impact is net of the favorable impact of cost reduction actions being taken in the Health & Home segment, which include reductions in personnel, marketing, and select new product development costs with a goal of preserving key long-term growth initiatives. It is important to note that the vast majority of our cost reduction actions will be within the Health & Home segment so that we can continue to support the expected growth in both the Beauty and Housewares segment.

We incurred $13.1 million of EPA compliance costs in the first quarter of fiscal 2022 in conjunction with the implementation of our compliance plans. These costs are included in our GAAP operating results but are excluded from our non-GAAP adjusted operating results. We expect to incur additional EPA compliance costs, which may include costs to repackage existing inventory, as well as incremental freight and storage costs among other things. We expect to continue to exclude these costs from our non-GAAP adjusted operating results, and they have been excluded from the annual outlook for non-GAAP adjusted diluted EPS.

We expect consolidated net sales revenue in the range of $1.93 billion to $1.98 billion, which implies a decline of 8% to 5.5%. We expect core net sales revenue in the range of $1.9 billion to $1.95 billion, which implies a decline of 6% to 3.5%, and includes 6.7% to 5.4% of unfavorable impact related to the EPA matter.

Our net sales outlook reflects the following expectations by segment: Housewares net sales growth of 7% to 9%; Health & Home net sales decline of 27% to 24%, including 15.2% to 12.4% of decline related to the EPA matter; Beauty consolidated net sales growth of 4.2% to 6.3%; and Beauty core net sales growth of 17% to 19%.

We expect consolidated GAAP diluted EPS of $6.80 to $7.49, and core diluted EPS of $6.60 to $7.28. We expect consolidated non-GAAP adjusted diluted EPS in the range of $10.46 to $10.97, and core adjusted diluted EPS in the range of $10.25 to $10.75, which excludes any EPA compliance costs, asset impairment charges, restructuring charges, tax reform, share-based compensation expense, and intangible asset amortization expense. Our core adjusted diluted EPS outlook implies a decline of 7% to 2.5% which includes 9.1% to 6.3% of impact due to the EPA matter. Not including the EPA matter, our outlook implies a year-over-year adjusted EPS growth of 2.1% to 3.8%.

Our outlook also includes year-over-year inflationary cost pressures of approximately $55 million to $60 million or approximately $2.25 to $2.45 of adjusted diluted EPS, much of which, we believe, we have mitigated through a combination of improved product mix, price increases, forward buying of inventory to delay cost impacts, utilizing previously negotiated shipping contracts at rates below current market prices, and implementing other cost reduction initiatives.

Our consolidated and core net sales and EPS outlook reflect the following: the assumption that the severity of the cough/cold/flu season will be in line with pre-COVID historical averages, the assumption that June 2021 foreign currency exchange rates will remain constant for the remainder of the fiscal year, and an estimated weighted average diluted shares outstanding of 24.4 million.

We expect a reported core GAAP effective tax rate range of 12.8% to 13.8% and core adjusted effective tax rate range of 9.9% to 10.9%. This range incorporates the previously disclosed adverse impact of 1.5 percentage points to 2 percentage points due to changes in tax law impacting our Macau sourcing operation.

Even though we expect the tax plan outlined by the Biden administration to continue to evolve, I will make some comments based on the current interpretations. Although there is a proposed increase to the US corporate tax rate, we are less impacted by these changes due to our lower amount of income subject to tax in the US, which is generally 20% to 25% of our worldwide income before tax. We do not expect any of the proposed changes related to the global intangible low-taxed income, often referred to as GILTI, to have a meaningful impact on our consolidated tax expense as many of our foreign subsidiaries are not directly or indirectly owned by a US parent and are not subject to GILTI or US taxation.

The G7 recently announced a commitment to pursue a 15% global minimum tax. Last week, the OECD gained further support for these changes, and their proposal will be brought to the G20 this week. If the OECD successfully gains consensus on a global minimum tax, they have discussed potential implementation of changes as early as 2023. In the event any changes become law that are meaningful to us that cannot be mitigated, we would expect any impact beginning in our fiscal 2024. At this stage, it is still unclear what tax laws will be passed and in what form, as well as when they would take effect. Nevertheless, we are not expecting a meaningful impact from tax legislation changes in fiscal 2022. We will continue to assess the impacts as proposed, legislations considered, and provide updates in the future.

We expect capital asset expenditures of $100 million to $125 million for fiscal 2022, which includes expected initial expenditures related to a new 2 million-square-foot distribution facility with state-of-the-art automation for the Housewares segment. Preliminary estimates of the total cost of the new distribution center and equipment are in the range of $200 million to $225 million spread over fiscal years 2022 and 2023, assuming construction and equipment costs remain at current levels.

Due to the strong growth comparison and COVID-related events in fiscal 2021 and the timing of the estimated impacts of the shipping restrictions related to the EPA matter, we expect consolidated core net sales growth for fiscal 2022 to be concentrated entirely in the first quarter of the fiscal year. We also expect core adjusted EPS growth for fiscal 2022 to be concentrated in the first and fourth quarters of the fiscal year with the second quarter being the most impacted by the shipping restrictions, as well as having the most challenging growth comparison to the prior fiscal year.

Although our outlook calls for an overall net sales decline, we are proud of the results we were able to deliver in the first quarter in all three segments and are excited about the expected growth in Beauty and Housewares segments in fiscal 2022. For perspective, excluding the forecasted unfavorable impacts of the EPA stop shipping action, our outlook would imply 0.7% to 1.9% of core sales growth in line with our initial goal of growing from our elevated fiscal 2021 base.

From a core adjusted diluted EPS perspective, although we are forecasting a decline in fiscal 2022, our outlook includes unfavorable impacts of $2.95 to $3.45 related to inflationary cost pressures and the EPA matter. We expect our mitigation plans to offset much of the cost inflation. However, we do not expect to fully mitigate the estimated sales volume impact of the EPA matter through cost reductions in Health & Home or other segments, as doing so would significantly impact the attractive longer-term growth prospects of the company.

Excluding the estimated impact of the EPA matter, our outlook implies core adjusted diluted EPS growth of 2.1% to 3.8%. As Brian mentioned, we believe that this outlook is quite an accomplishment in light of the circumstances with only the estimated impact of the EPA matter holding us back from core net sales and adjusted EPS growth.

We believe we can return to our average annual long-term growth rate targets of 2.5% to 3.5% organic sales growth and adjusted EPS growth of at least 8% in fiscal 2023 and fiscal 2024. If we are able to deliver our fiscal 2022 outlook and return to our long-term growth rates for fiscal 2023 and 2024, that would equate to Phase II compound annual growth rates for sales of approximately 6% and adjusted EPS of approximately 10%, which are well ahead of the Phase II targets we first presented during our Investor Day in May 2019.

In closing, despite the challenges we’ve seen, we believe we have a set of strategies, capabilities, and competitive advantages that have allowed Helen of Troy to perform in tough times and in good times. I believe we are well-positioned to return to our stated long-term targets and deliver a continued value for our consumers, associates, customers, communities, and shareholders during the remainder of Phase II. The foundation of our business is strong; and with our diversified portfolio, scalable operating platform, and strong balance sheet, we believe we can continue to be successful even in the most challenging external environments.

And with that, I’d like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting the question-and-answer session. [Operator Instructions] Our first questions come from the line of Bob Labick with CJS Securities. Please proceed with your questions.

<Q - Bob J. Labick - CJS Securities, Inc.>: Good morning. And first, I’d just like to start with my congratulations to Matt on the announcement, his new role starting in November; and to Brian, again, on his announced retirement.

<A - Brian L. Grass - Helen of Troy Ltd.>: Thanks, Bob.

<A - Matt Osberg - Helen of Troy Ltd.>: Thanks, Bob. Appreciate it.

<Q - Bob J. Labick - CJS Securities, Inc.>: Absolutely. Great. So, maybe hopefully you can expand a little bit. Can you tell us what claims are in question? And are these claims in the labeling issue specific to Helen of Troy or other companies having similar issues with similar products?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Hi, Bob. Good morning. It’s Julien. Yeah. On your question there, it’s our understanding that the EPA in recent years has had a broad inquiry on some areas of claims in their rules. And then only recently, I think in the COVID era, they have been investigating even further. We have anecdotal evidence from various sources that there are multiple companies affected, but we don’t have specifics and certainly wouldn’t name them.

In our case, on the subject of claims, it depends by product. They’re actually quite minor. And the reason I say this is because our products are well-labeled in water, as an example, and the EPA nonetheless asked us to clarify that the PUR products don’t filter microbes. For clarity, we never claimed that they did, and that has already been corrected. Nonetheless, we’re going to be stickering those boxes, and those are the ones that have already resumed shipping.

In the case of air purifiers, there’s a combination of claims which are accurate, but nonetheless the combination of them is by the EPA’s strict interpretation of their rules not in compliance. And we expect feedback from them shortly on that, and we’ll begin the rework as well as resume shipping plans.

And in the case of humidifiers, there’s really just one specific group of humidifiers that’s affected and it’s, again, a strict interpretation of a rule that they’ve asked us to clarify. We have a submission into them, and we hope they’ll approve it shortly.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Great. That’s helpful. Thanks. And then, do you view this as an isolated fiscal 2022 event? Do you expect this to have an impact on 2023 and beyond? Or how should we think about this event over medium or longer term?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. It’s a great question, and I know one or two of the other analysts have it as well. We’re focused on fiscal 2022. As I mentioned, we already resumed shipping on the water purifiers, and we believe that will be isolated. It’s a little too soon to tell still how quickly all the recovery will be on air just as we don’t have the final clearance yet. And the humidifier one, I emphasize, is small. And in the case of the air one, we hope to be able to contain it within fiscal 2022 as well, and therefore be able to grow from the, call it, recovered base as opposed to from the reduced base. We’ll see how that turns out on air, but it is our hope and it’s also our plan.

And just for absolute clarity, I know it was mentioned more than once in our press release and on our call, but I couldn’t imagine anyone walking away from this call or hearing the recording to think that there’s anything at all wrong with the products. The EPA has given no indication of concern in that regard. These are outstanding products. They’ve been serving the consumers for years. We’ve been innovating all along the way. So, there’s no safety, there’s no reliability. This is a labeling thing.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Great. And then kind of shifting gears a little bit, you’ve been very clear before last quarter, etcetera, that you’ve been strategically using your balance sheet to increase your inventory. Obviously, you did again this quarter and mentioned it. Can you just give us a sense of how this is going to play out going forward? How much inventory would you expect that you’re in – how does – where do you see working capital going forward?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. A couple of things here, and Matt may have some color on this as well. We’re glad to be in a position to use our balance sheet to take advantage of the environment that we’re in. So, we have increased our inventory. We did it last quarter. We did it again this quarter. It was a strategic move. And what it gets us is a couple of really big things.

One is, it gets us the ability to have product on hand. The demand is high. It’s not the case for all our competitors. And as a result, we’re in a good position. It also gives us a chance to buy ahead of some of the inflationary peaks that we are seeing put down on the record books now. I don’t think anyone knows what the word transitory is really going to turn out to mean. So, owning the stuff at lower cost than what’s available to buy from today is helpful to us and it’s good for our customers.

In terms of cash flow, it’s a short-term bad. But remember, all that inventory turns into cash when it sells, and we own it already. So, it’s a net positive going forward.

And in terms of ending inventory, it gives us an opportunity to have a lower position than where we are today, which puts us back to healthy levels. Some people on the call may have the question of, oh, boy, more inventory means bad for ROIC; and it also means risk of excess or obsolete. These are not fashion products. These are not shoes or bathing suits. These are things that don’t go out of style. They don’t have expiration dates and so – temporary and we had to use a balance sheet for this. But inventory should come down by the end of the year. It’s certainly our expectation. That said, I know anyone in the call is in a position to predict how long some of the supply chain disruptions will last.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. And I might just add to that. Julien, I agree with everything you said. I think we see inventory potentially increasing in Q2, but getting down to the end of the year, like Julien talked about, and maybe even getting close to where we ended in FY 2021. But there’s still a lot of moving parts with what’s happening from global supply chain. So, definitely, we view it as an asset, and we expect to be able to decrease our positions from where we are now to the end of the year.

<Q - Bob J. Labick - CJS Securities, Inc.>: Okay. Great. And then last one for me, and I’ll come back in queue. On the Housewares side, you’ve obviously shown tremendous growth. You’ve been reinvesting – investing behind the strength, investing it for growth. There’s a lot of moving parts in addition with the pandemic. But using round numbers and math, over the last six quarters, due to this reinvestment for growth, margins have been in the 15% range versus the prior six quarters before that in the 21% range. And so – and my question is, like, what’s the right margin over the medium to long term and why? And how are you contemplating reinvesting for incremental growth in the balance of fiscal 2022 and the margin profile expected for the balance of the year?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Matt, it would be great for you to handle that, especially on the sort of run rate and the investment part.

<A - Matt Osberg - Helen of Troy Ltd.>: Sure. Sure. Yeah. Good question, Bob. So, you’ll remember if you’re kind of looking over the past six quarters or so is the time where we kind of – we had less mix of Hydro Flask, more mix of OXO. And as we look forward, one of the things that we look at from an operating margin perspective, and we think even with the impacts that we’re seeing, we can hold operating margins flat year-over-year in fiscal 2022 kind of flattish as a company, and we expect we can grow in Housewares segment; and a lot of that’s being driven by mix improvements and getting back more mix of Hydro Flask, as well as being able to offset a lot of the cost inflationary pressures we’re seeing.

So, to your point, we’ve also been making a lot of strategic investments there, and I think that we’ll be able to get closer to where we used to run closer to the 20% than the 15%, but there are some things that we want to continue to invest in, in that segment, a lot of DTC opportunities there, a lot more continued growth, and a lot of competitive environment especially with Hydro Flask that we want to make sure we can protect and grow what we have. And I think that there’ll be continued investment, but opportunities to improve margins from the six-quarter run rate that you’re quoting.

<Q - Bob J. Labick - CJS Securities, Inc.>: Got it. Super. All right. Thank you so much.

Operator: Thank you. Our next questions come from the line of Rupesh Parikh with Oppenheimer. Please proceed with your questions.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Good morning. Thanks for taking my question. And also congrats, Matt, on the promotion.

<A - Matt Osberg - Helen of Troy Ltd.>: Thanks, Rupesh.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: So, I guess the first question I wanted to start out with is the longer term guidance. So, the commentary for 3% organic sales growth and 8% EPS growth on average in FY 2023 and FY 2024, what is the earnings base we should be thinking about the growth off of? Is it off of the $10.25 to $10.75 core EPS numbers? So. maybe just some clarity there in terms of how to think about the base.

<A - Matt Osberg - Helen of Troy Ltd.>: Yes. I can take...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Matt, would you like to start that one?

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. I’ll take it, Julien, and then feel free to jump in.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yes.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. Rupesh, good question. Right now, like Julien spoke, we want to make this EPA impact as transitory as possible, and spoke to the maybe more short-term nature of humidification and water. But air is a little bit more uncertain at this point in terms of how we’re going to resolve it and recover it.

So, when we’ve done our calculations, you heard me, the prepared remarks quote some long-term CAGRs of 6% on the top line and 10% on the bottom. That was based off of the $10.25 to $10.75, but we really want to focus on FY 2022 and we want to make the impacts that we’re assuming now in a very dynamic situation. We’re working really hard to try and make our outcome better than that, but we’ve got another group we’re working with, and we’re going to try and do the best we can to decrease the impact on that.

And then once we get 2022 to a place where we feel like we’ve got our arms around it, we definitely look at 2023 to figure out how we can build that back and make it transitory. Right now, the calculations we’ve done are on the $10.25 to $10.75, but we’re trying to make that better and be able to build on it.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. There’s some indications already in a positive direction on this because of the water purification. Like we said a couple of times, it started to ship already, and we’re looking to accelerate the rework plan and just recover there as quickly as possible. The trade inventories are quite good in both of these categories, actually. Think more or less two months’ worth. So, consumers won’t be harmed, that’s our intention, and it gives us a chance to preserve distribution.

In the case of water, we’re less concerned. On the case of air, once we get the clarity from the EPA, we’ll rework just as fast. It may take just a little bit longer on the air products, depending on what feedback we receive. Those boxes are bigger and there’s more material and more information on them. So, we’ll see how that goes. But it’s our intent to do right by customers, not to harm consumers; and that should help solve for what Matt’s talking about, which is to be able to keep this transitory, and then move forward from a base that’s better than the one that’s in the guidance.

We’ll see how it turns out. This is our guidance for now. And if we can do better, we’ll let you know.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. That’s helpful color. And then just, I guess, a little more clarity on the guidance. So, what does the guidance assume in terms of the timeline for shipping, the impact of the air filtration humidifiers? Just any more clarity there just in terms of how we should think about...

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Matt, please go ahead.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. Yeah. Good question, Rupesh. So, what we’ve assumed as – we’ve given the high end, the low end of the guidance. Think on the high end of the guidance is there is no expected shipping during the second quarter for the affected products in air, water, and humidification; and then no expected shipping in the third quarter for the air products that are affected. The only difference then on the low end is all those same situations except air shipments extend into the fourth quarter. So, we’ve got – that’s really how we’ve kind of drawn up the high and the low end. And like we said, we’re working – it’s a dynamic situation. We’re working with the EPA to try and make it better than all of those assumptions, but there’s a lot of a lot of things at play here.

<Q - Rupesh Parikh - Oppenheimer & Co., Inc.>: Okay. Great. Thank you. I’ll pass it along.

Operator: Thank you. Our next questions come from the line of Anthony Lebiedzinski with Sidoti & Company. Please proceed with your question.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Yes. Good morning, and thanks for taking the questions. Congratulations as well, Matt, for your – on your promotion here. So, I just wanted to ask about inventory. So, obviously, you touched on this a little bit, but just wanted to get a little bit more clarity. So, it is up versus year-end and versus last year. Do you think you have adequate amount of inventory for Housewares and Beauty? And also just wanted to just get maybe little bit more specifics as to your inventory situation for the Health & Home segment, and how much of that would need to be relabeled or repackaged?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Let’s just go through the segments, and there’s a broader point here about growth. I’m sure you saw it in the outlook. So, let me try to get my arms around this with you. Let’s just start with the Beauty. You might remember a year ago, we were hamstrung by lack of inventory. We were pleasantly surprised by the extreme demand for the volumizer franchise, and so much so that we were going as fast as we could, even in the original days of the China reaction to coronavirus. So, think of back in the Wuhan days. And in those days, there was a lot of shutdown of supply coming out of China. In those days, we majorly ramped up as quickly as we could production. We satisfied that last year, and we had a brilliant year in Beauty despite COVID, not because of it.

This year, with less COVID, we have much better supply because of that work. And now, we’ve added the inventory. You’ve seen the result of it in the first quarter. Beauty grew 79% in the first quarter. That’s not so shabby. It’s not only because of the inventory, but now having the product available gives us a completely unconstrained ability to meet the market demand. It also allows us to have in inventory what we need for some other products like wavers, as an example, and some of our new innovations on Drybar that are doing beautifully. So, it’s played to our advantage, as I mentioned, but now put a little more specificity.

In the case of Housewares, we’ve also increased the inventory because we created a belief, and the belief that we could grow from the elevated base there too, not just in Beauty. And you see that we’re leaning into that in our forecast, projecting Housewares’ growth in the high teens for the full fiscal year. A lot of that growth has already occurred in the first quarter, actually, for both Beauty and Housewares. And we believe we have the right amount of inventory to satisfy the elevated base for last year as we go through the back nine months of our fiscal year. And that should end us with a lower total inventory than we started, as Matt mentioned earlier.

In the case of Health & Home, we also ramped up our production because of coronavirus and because of the inability to meet demand. We now have that inventory. I mentioned that in the first quarter, our thermometer sales were actually flat versus year ago, which is amazing, given that everybody thought that market was saturated. It was really Europe that was the biggest part of it. And at some point, there is some saturation, but nevertheless the demand is there.

In air purifiers, the demand is there in a big way. And that said, we’re constrained at the moment because of the EPA matter. You’ve heard before, we’re working to resolve that as quickly as possible. As it does, we’ll ship into that demand, and we’ll also do the same with water purifiers, which we’re doing right now.

So, I guess that gives you a little sense category by category. In international, which is growing even faster, we don’t face any of those constraints. We have the inventory, and we will meet demand.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Got it. Awesome. Thank you very much for that, Julien. So, on your last conference call in April, you talked about having three attractive acquisition targets that you were looking at. Just wanted to see if you have an update on that, and whether this EPA issue does that perhaps slow down your M&A activity or is that a non-issue?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Zero correlation between EPA and M&A. It’s two completely different areas. Nothing to do with each other, and we are eager on the M&A front to do the right deal for the business. In the case of the three specific ones, two of them actually had slowdowns in their own processes. They’ve now restarted, and we are [ph] I’d say (01:03:48) in the case of the other one that we’re pursuing, we’re still in talks, and yet another one has surfaced.

Jack, you might want to put a little more color on the M&A front.

<A - Jack Jancin - Helen of Troy Ltd.>: Yeah. I think I would say just overall what we’re seeing is a pretty active market out there. And we’ve been, as Julien mentioned, in touch with several businesses. There was that slowdown. But, for us, you’ve seen our criteria, Anthony. We’ve got high marks in what we’re looking to achieve, and there are some intriguing matches that are out there right now. So, we’re encouraged from that standpoint.

So, these processes that Julien had mentioned that have restarted, the diligence has begun and will continue probably through the summer. And sometimes, these things take through the fall. It just depends. But if they look as good from up close, then we’re going to be very active. And if they’re not, we’ll continue to look to the rest of the market; but just know that we’re very active out there right now.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: One build, Anthony, just to come full circle on this, with regard to the EPA matter, you might think from a balance sheet standpoint, if we have more inventory, then we won’t be able to afford something like this. Matt mentioned our debt levels, and we’ve been trying to emphasize on this call that the inventory that we have is not only right, but good and saleable. So, it gets turned into cash, takes down our debt, and it gives us the opportunity to take on debt for something else that we think is a great use of shareholders’ capital. It’s also true that our leverage level in the absolute is still low even now. So, if you’re worried about firepower, I humbly suggest that we’re not worried about firepower.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Okay. Yeah. Thank you for that. And maybe just a couple of quick questions here. So, in terms of the overall supply chain issues that are out there for you and everybody else, it seems like, have you seen any improvement since the quarter ended or is it just more of the same, and just dealing with the container issues and everything else out there?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Largely more of the same. It’s one of these things where – I know the market hates uncertainty, but just for anyone who’s trading, this is not our uncertainty. It’s general uncertainty, which is that the market – sorry, that the supply chain disruptions are still fairly consistent. So, think of what’s really happening. There are container shortages. There are some COVID outbreaks at certain ports. For example, there’s a well-documented one in Southeast China. It’s nothing uniquely to do with us. So, obviously companies like ours are rerouting some of those shipments to go to some of the northern ports. So, think of more of a Ningbo than a Yantian as an example.

And then when we bring them into the United States, bringing them into the ports that have the least congestion, and using those contracted rates to beat the spot market, which is multiples of both our contracted rates and our historical rates. So, the more of that we can do, the better. And so far, we’ve been doing fairly well as a batting average.

So, we’re muddling through, just like everyone else. I think we’re doing better than most for a couple of reasons. One, we got ahead of it. The other is that we have the inventory at the lower prices versus today. And then the last one is that we have the price increases in the market now, and so far so good on that front. And so, I think the mitigation plans are winners. We’ve come a very long way since April when we couldn’t give guidance just because the situation was so every day evolving. Now, we think we have, not only clarity, but arms around it. And that said, I can’t tell you that it’s peaked or that it’s over in three months or something like that because I don’t think anyone really knows.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Got it. Okay. And the last question, I think, Brian, you mentioned that there was, I guess, some benefit from the shift of timing from Prime Day. Was that anything meaningful to call out or – just wanted to get more clarity about that. Thanks.

<A - Brian L. Grass - Helen of Troy Ltd.>: Good question, Anthony. It’s so good, I’m going to hand it over to Matt to answer.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. Anthony, we called it out. I would say it was one of the drivers. It wasn’t one of the main drivers, but it definitely contributed. I mean, like we said, the growth we had was broad-based, and that was one of the drivers. But I wouldn’t put it in front of the list.

<A - Brian L. Grass - Helen of Troy Ltd.>: Yeah. I’ll just add, Anthony, that it was isolated mostly in Beauty. So, it’s really a Beauty driver...

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah.

<A - Brian L. Grass - Helen of Troy Ltd.>: ...not for the whole company.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Got it.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: A couple of million bucks. Even if you took that off the 79%, you’d still be in the 70s.

<Q - Anthony C. Lebiedzinski - Sidoti & Company LLC>: Got it. All right. Well, thank you and best of luck.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Thanks.

Operator: Thank you. Our next questions come from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your question.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Yes. Hi. Thank you.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Linda.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Hi. So, with regard to these stopping of shipments of these products, I’m just wondering, I mean, what are retailers’ reactions to this? Because they have to fulfill their demand from their orders from some supplier. So, the business is shifting to somebody else. So, I’m just wondering how you intend to handle getting back in with the retailers once you are able to reship. And then how do you kind of combine that with the need to take price increases? Is that going to inhibit you in those categories from taking price?

And then, my second question on the pricing too is, with the tariffs, you had some pushback from retailers in some categories on the price increases. Can you remind us what categories those were? And are you anticipating similar issues as you try to take pricing now or do you think that pricing is going to go a little bit smoother than it did with the tariffs? Thanks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Good. All good questions, Linda. Let me take them. Since there’s three in there, I’m going to chunk them up into the three. First is this concept of getting back in with retailers. We’re not out with retailers. I think I mentioned earlier. Retailers have, on average, about two months of inventory. If you go on Amazon today, type in Honeywell Air Purifier, and you can buy one. Go to Walmart, the same. Same thing with the water purifiers, especially at the brick-and-mortar where a lot of that sells. So, this makes a huge difference, is this idea of in versus out. You’re suggesting that we’ve been taken out. We’re not.

What we’re trying to avoid is getting taken out, and that’s where the eight weeks of inventory becomes so important. You might also think of consumer out of stocks. It’s important that the consumer can buy the product regardless of what the retailer has. We’ve taken a good hard look at that. Just for clarity, our data indicates that the top five customers making up more than 70% of the volume have about two months of inventory on hand now, and that shelf level out of stock on average are in the mid-single digits. Kind of varies by item and also by customer, but there’s not a crisis yet in that regard. Because we’re now shipping water again, we don’t expect that crisis to materialize. In the case of air purifiers, it really depends how quickly the EPA feeds back and how quickly we can rework and start shipping again. So, as far as the back end, I hope that helps.

In terms of the reaction, it’s the one that you described. Retailers are concerned, and some of them are strongly concerned. And that said, as we’ve demonstrated our ability to move quickly with the EPA so far, those concerns have reduced. And so, they get what they want. And they should, they’re our customers. I’d also say that the customers are sympathetic, frankly. Nobody enjoys this kind of situation. They’ve seen the movie too, and they’re sympathetic and working with us. We have very long trusting relationships with these retailers. These are generally market-leading products. We’ve been at this for decades, as I mentioned before. And they know us, they trust us, and they know that we will do right by them. And we respect their patience in that regard and are working as hard for them as fast as we possibly can.

In terms of the price increases, so far so good is my response. Our customers realize that we’re in an inflationary environment. Consumers have the cash. And this is the rest who price for the underlying cost. And only after we ourselves do all our mitigation efforts, which we have done, and we’ve been very clear with our customers that we have taken out our cost before sticking our hand out for a price increase. So, they are generally sticking. We have not seen the kind of pushback that you’re mentioning.

In the case of the tariff situation, it’s true that in air and in water and in just a couple of customers, there was some resistance. We worked through it in the tariff times, and those prices increases were accepted. There’s a lot of noise in the stock market on that topic. We could not have been clearer at the time, and we’re clearer now. Those prices were accepted. In the case of now, so far so good. That said, we are slowing down a little bit on the Health & Home increases, just to work through the EPA part to make sure we’ve got it clear before we go back to the customers and take those prices up just to make sure that we don’t put gas on the fire.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Okay. Thanks, Julien. And then can I just ask too, just because we got some questions from investors about your – the valuation of the sale of the Personal Care business. It did seem rather low. I think it was 0.6 times revenue, something like that, even for a declining business that seems sort of low. What’s your view on valuation there? And why not just hang on to the business and allow it to generate cash for you to fund some of these other initiatives that you have going?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Let me say a little here, and then I’d appreciate if Matt might add on to this. And, Jack, you may have some views, just to make sure everybody’s super clear. First of all, we conducted a broad market process. We actually did it about a year and a half or two years ago as well, and we’re confident that we sold for the price that the market would pay.

In terms of whether it was right to sell at this price given the multiple comment that you make, we believe that we did this right. This is about 3 times EBITDA, and we already harvested the fat part of the cash flow. Just for perspective, the last five, six years, we’ve taken more than $0.25 billion of EBITDA out of that business in terms of cash flow. So, this idea of harvesting out, we concur, and we have done so.

It’s declining. And as it declines, you might look at it and say, oh, but there’s still cash left in here. And the answer is, yes. And the buyer recognizes that, and they paid for it. So, we’ve received those next couple of years’ worth in that 3x multiple. As you fast-forward three years at that rate of decline, it becomes less and less valuable to us.

Also, I’d like to point out that some of the earnings that were in the base here in which we sold were at harvest levels. So, where we did normalize, we would put money back into there. And if that money went back in there versus the other alternatives we had, it would be a worse ROI, and therefore not right for shareholders.

My very last point is focus. I know that folks on the call are generally not the operators, but I can tell you, as a 30year operator, the more you have your ability to focus on the things that you’re going to grow, the more it grows. And you’ve seen that in our Leadership Brand focus. Those have grown beautifully. But the distraction of feeding the last bits of cash flow out of Personal Care is not the right use from a focus standpoint.

<A - Matt Osberg - Helen of Troy Ltd.>: Yeah. And just to add maybe a little bit of color onto what Julien said. The declines we were seeing, especially in the top line, they were accelerating. And when you’re looking at those kind of products in this kind of a market, you’re seeing inflated COGS here less able to take pricing, so even more challenges ahead. And as we look at our portfolio, when you’ve got brands like that that are declining, and we’re trying to expand our operating margins on an annual basis, then you’ve got kind of – that creates a hole. So, you’ve got a gap to fill against that margin expansion, and you’re actually having to solve a couple million dollars from – that could go to another segment to fuel growth there.

So, getting back to what Julien said, this helps us from an overall ROI perspective, and it takes out some drag from top line and bottom line. So, something that we think is going to help us reinvest back in the business for better ROI.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. And on that drag, we’ve published all the numbers so you can easily do the math. There’s a half a point or so of just pick-up from the fact that you don’t have to overcome the decline.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Great. Thanks. And then finally, can I just ask you – I know that you guys don’t really look too much at the IRI POS data because it’s not really representative of your whole business. But nevertheless, when we look at that, it actually shows in recent weeks quite a big decline year-over-year in most of your categories versus very strong growth in the prior year during the COVID surge. So, how does that – I’m just trying to kind of align that with the strong sales growth that you reported in the quarter. Why is there such a difference? Is it just – the Hydro Flask is making the difference and that’s not in the IRI? Or is it, well, a lot of replenishment of inventory at retail that really drove your sales? Or can you just kind of explain it a little bit?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yeah. Sure. Let me take a stab at this. The number that comes to mind in my mind is 70/30, meaning about 70% of what we sell is not captured in IRI, only the 30%. So, it’s – as I mentioned in the prior call, that’s why we don’t buy the IRI data. Just – it doesn’t track well enough. And we rely on sources like Nielsen for brick-and-mortar, NPD for a broad view of – a broader set of brick-and-mortar, including sports and outdoor, which captures a bunch of the retail for Hydro Flask. And we use a partner of Nielsen called Profitero for Amazon as a good tracking tool. So, it gets us much further.

The other big variable in there, Linda, is international, which is in none of those databases, not IRI or any of the ones I just mentioned. And remember, international is something like 20% of our sales and growing faster than the rest of the company, even though we just put pretty big growth up on the board on a consolidated basis. So, that’s why there’s such a mismatch in the tracking. So, when we look at the IRI data that you publish, we frankly take it and square it against the data that I just talked about and look for the differences. That’s how we use that information when you publish it. And our conclusion is what I just told you.

And in terms of the big result in Q1, you heard where it came from in the prepared remarks. And brick-and-mortar, which is where IRI is strongest, surged for us during the quarter. Did not decline. And you heard us talk about market shares, which made a big difference.

In the case of Housewares, the numbers is even lower. It’s probably – for IRI, it’s probably closer to about 15%; one, five. And as a result, it misses out on most – I think of the Internet as a big one, all of international, and all of the things like Bed Bath & Beyond, which are a big deal.

When it comes to Beauty, things like Ulta, huge customer for us, are not in there. And then we sell things like Drybar in stores like Sephora and Ulta and the Drybar salons. In fact, they make up 80% or something like that of Drybar sales. And none of that is in any of the databases that we’re talking about. So, that’s why it’s so different. So, hope that helps.

<Q - Linda Bolton Weiser - D. A. Davidson & Co.>: Yes. Thank you very much.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Sure. Yeah. Thanks. Appreciate it. And just please don’t get the idea that somehow it’s all just replenishment or something. We ship to demand. And retailers generally repurchase through demand. Sometimes their inventory strategies move things around a little bit. But over the course of like a year, the retailer orders and the demand generally square up pretty well.

Operator: Thank you. Our next questions come from the line of Steve Marotta with C.L. King. Please proceed with your questions.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Good morning, Julien, Brian, Matt, and Jack. Julien, I have two quick questions. I know we’re running a little late. The first is, regarding the EPA-ed products, can domestic packaging be repurposed for international, considering that this is a domestic issue? Is that a potential solution to minimize inventory obsolescence?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: It’s possible, but it’s not preferred, and the reason is because the voltage and the plugs in some of the UL-type regulations or ETL overseas are different. So, it’s better to stop it at the manufacturer level, and repurpose the internal components or the subcomponent towards international products at that level, and that’s what we’ve done. So, for example, air purifiers are doing beautifully in Europe, and we’ve diverted some of the production there to help on this matter meanwhile.

On the packaging front, just for absolute clarity, so no one on the call walks away with anything different, none of the products will be scrapped. There will be some old packaging that will be removed, probably in the case of air purifiers, or stickered over. And in the case of water purifiers, the changes are so minor that there will be zero scrap of packaging, just the addition of stickers. And in the case of the inventory, it’ll come down once we’re able to ship again. That’s already happening on PUR, and we hope soon enough on the air purifier. So, that’ll help a ton on the inventory matter.

We did mention in our press release, we’ve also been able to move some inventory with the EPA’s agreement from one of our warehouses to another, which will help with the congestion and help with the space to do the rework; and also make us go faster on the rework stuff, and, of course, ensure safety in our warehouses meanwhile.

<Q - Steven L. Marotta - C.L. King & Associates, Inc.>: Excellent. Thank you. And my final question is, has there been a comprehensive review of other packaging across categories in an effort to minimize the risk of this occurring in the future versus your current product line?

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yes. Yes. Strong yes. We’ve taken a hard look. I don’t know how to emphasize it. These are strict interpretations by the EPA of their regulations. So far, the changes have been very modest. We’ll see how it turns out in the air area. But we’ve taken that review across all of the areas that this type of agency oversees, just to make sure everything stays just where it should be.

Operator: Thank you. There are no further questions at this time. I would like to turn the call back over to management for any closing remarks.

<A - Julien R. Mininberg - Helen of Troy Ltd.>: Yes. Thank you, operator, and thank you, everyone, for joining us today and for your continued interest in Helen of Troy. We had nothing short of a spectacular first quarter. I know nobody asked about that, but we did. And we really look forward to speaking with you, many of you, in the coming days; some over the course of the next couple of weeks. And we will share further progress. And if something big comes out in between, we’ll tell you; but otherwise, when we report our second quarter results in October.

So, thank you very much and have a great day.

Operator: Thank you for your participation. This does conclude today’s teleconference. You may disconnect your lines at this time. Have a great day.